[GRAPHIC OMITTED]                                                   Announcement
--------------------------------------------------------------------------------


            Earnings Release for the Quarter ended December 31, 2006

                  NDS GROUP PLC REPORTS SECOND QUARTER RESULTS

HIGHLIGHTS

o Revenues for second quarter up 8% to $165 million; six month revenue up 11% to $329 million.
o Operating income for second quarter up 9% to $37 million; six month operating income up 17% to $82 million.
o     69.9 million active digital TV smart cards.
o     50.2 million cumulative set-top boxes activated with NDS middleware.
o     5.3 million cumulative DVR deployments.
o     Completed the acquisition of Jungo Limited.


NEW YORK and LONDON - January 30, 2007: NDS Group plc ("NDS" or the "Company") (NASDAQ: NNDS), a majority owned subsidiary of News Corporation, and which supplies open end-to-end digital technology and services to digital pay-television platform operators and content providers, announced today its results for the quarter ended December 31, 2006.

Commenting on NDS's performance, Dr. Abe Peled, Chairman and Chief Executive Officer of NDS, said: "NDS has completed another successful quarter, and has made tangible progress in developing products for the rapidly changing media distribution landscape. The acquisition of Jungo, a leader and pioneer in the broadband residential gateway software, coupled with our Synamedia Metro system solution, and our VG Key digital rights management offering position NDS well to support the secure distribution of content over broadcast as well as broadband IP networks to any device, anywhere."



KEY FINANCIAL MEASURES

                                   Three month period ended       Six month period ended
                                          December 31,                  December 31,
                                  --------------------------    --------------------------
                                     2006            2005           2006           2005
                                  -----------    -----------    ------------    ----------
Revenue (in thousands)            $   165,062    $   152,203    $    329,224   $   296,698

Operating income (in thousands)   $    37,400    $    34,320    $     81,990   $    70,055

Operating margin                         22.7%          22.5%           24.9%         23.6%

Net Income (in thousands)         $    30,291    $    25,960    $     65,379   $    53,065

Diluted net income per share      $      0.52    $      0.45    $       1.13   $      0.92
                                  -----------    -----------    ------------    ----------

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KEY NON-FINANCIAL MEASURES

                                            Three month period ended           Six month period ended
                                                  December 31,                      December 31,
                                          ---------------------------       ---------------------------
                                             2006             2005             2006             2005
                                          ----------       ----------       ----------       ----------
Smart card deliveries (in millions)
Quantity delivered in period                     6.3              6.1             13.0             11.6
                                          ----------       ----------       ----------       ----------
Authorized cards (in millions)
Net additions                                    3.3              2.9              4.9              4.7
At end of period                                69.9             61.4             69.9             61.4
                                          ----------       ----------       ----------       ----------
Middleware deployments (in millions)
Set-top boxes deployed in period                 5.5              7.4              8.6             13.7
Cumulative set-top boxes, end of period         50.2             34.1             50.2             34.1
                                          ----------       ----------       ----------       ----------
DVR deployments (in millions)
Set-top boxes in period                          1.1              0.3              1.8              0.6
Cumulative set-top boxes, end of period          5.3              2.0              5.3              2.0
                                          ----------       ----------       ----------       ----------
Employees
Full-time equivalents, end of period                                             3,212 (1)        2,725
                                                                            ----------       ----------


---------
(1) Excludes 136 employees of Jungo Limited, acquired on December 31, 2006



BUSINESS DEVELOPMENTS

o On December 31, 2006, we completed the acquisition of Jungo Limited ("Jungo"). Jungo, which is based in Israel, develops and supplies software for residential gateway devices. The residential gateway device and the software contained in it act as the interface between the broadband network and the various consumer electronic devices that are attached in a home network. The residential gateway device plays an important role in controlling the quality and management of the individual services. Residential gateway devices have grown in sophistication and are increasingly deployed by telecom companies as the main service termination point in consumers' premises for the delivery of a variety of services, including broadband data, video content over broadband ("IPTV"), voice over internet protocol telephony, video telephony and convergent wireless/wireline telephony. Providing the underlying software for both the residential gateway device and the set-top box will allow us to develop integrated solutions for enhanced IPTV and broadband services. The acquisition of Jungo was completed on the last day of the fiscal period; therefore, there was no impact on net income for either of the three or six month periods ended December 31, 2006.

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o     At the recent Consumer Electronics show in Las Vegas, NDS demonstrated a number of new technologies, including new solutions to protect broadcast content over a variety of networks and devices. These include secure video delivery across WiFi hotspots, applications that turn PCs into TVs, and a new generation of interactive gaming for the set-top box platform.

o We have signed an agreement with Dogan TV, owned by Turkey's leading media group Dogan Yayin Holding, to deploy a broad range of NDS technologies and applications. This will enable Dogan TV to launch an advanced digital interactive television service, D-SMART, that will be available to an estimated total of more than 17 million households in Turkey.

o We have signed a number of contracts with new customers during the current fiscal year which we expect to increase the penetration of our technologies, especially in Europe.


FINANCIAL REVIEW

Total revenues for the three month period ended December 31, 2006 were $165.1 million, an increase of 8% over the corresponding period of the previous fiscal year. For the six month period ended December 31, 2006, revenues were $329.2 million, an increase of 11% over the corresponding period of the previous fiscal year.

The increase in conditional access revenues of 12% in both the three and six month periods ended December 31, 2006 over the corresponding periods of the previous fiscal year was due to higher security fees and a higher volume of smart cards delivered to customers, especially to new customers in Europe, China and India. Higher security fees arise from increases in the number of authorized smart cards in use at our broadcast platform customers. Integration, development and support revenues increased by 7% and 21% in the three and six month periods ended December 31, 2006, respectively, compared to the corresponding periods of the previous fiscal year. The increases were due to revenues from new customers and from the delivery of enhancements to several of our major customers. License fee and royalty revenues decreased by 13% and 7% in the three and six month periods ended December 31, 2006, respectively, compared to the corresponding periods of the previous fiscal year. This revenue stream is substantially affected by the number of set-top boxes deployed with our MediaHighway middleware technology in a given period. The volume of MediaHighway set-top boxes enabled during the first and second quarters of fiscal 2006 was unusually high, as DIRECTV commenced the initial download of MediaHighway and other of our related technologies to certain models of set-top boxes in use by their subscribers during that period. The decline in license fees and royalty revenues was offset in part by the recognition of license fee and royalty revenue following the launch of the Tata-Sky broadcast platform in India in August 2006. The increase in revenues from new technologies of 25% and 29% in the three and six month periods ended December 31, 2006, respectively, compared to the corresponding periods of the previous fiscal year, was due to higher revenues from our DVR technologies.

In addition to the matters referred to above, comparisons of revenues for the three and six month periods ended December 31, 2006 to the corresponding periods in the prior fiscal year were also affected by the relative weakness of the U.S. dollar over the periods. Approximately 49% of our revenues were denominated in currencies other than the U.S. dollar (principally pounds sterling and the euro). We estimate that the weaker U.S. dollar has favorably impacted our total reported revenues for the six month period ended December 31, 2006 by approximately $10 million, or 3%, compared to the corresponding period of the prior fiscal year.

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--------------------------------------------------------------------------------

Cost of goods and services sold was in line with the corresponding periods of the previous fiscal year. Gross margin as a percentage of revenues was 63.0% and 62.5% in the three and six month periods ended December 31, 2006, respectively, compared to 59.4% and 59.0% in the corresponding periods of the previous fiscal year, respectively.

Our main operating costs are employee costs (including the cost of stock option awards), facilities costs, depreciation, and travel costs. These have increased due to the higher number of employees and the increase in facilities occupied by those employees, and include the impact of investments made in new facilities and infrastructure during the latter part of fiscal 2006.

Research and development costs increased by 19% and 17% for the three and six month periods ended December 31, 2006, respectively, compared to the corresponding periods of the previous fiscal year, as a result of higher employee headcount due to more research and development being performed. The increase in research and development expenses for the six month period ended December 31, 2006, compared to the corresponding period of the previous fiscal year, due to higher employee costs and infrastructure costs, was partially offset by a $5.5 million grant from the French government as a consequence of being engaged in certain eligible research projects. In the corresponding period of the previous fiscal year, we received an equivalent grant of $5.3 million. Sales and marketing expenses increased by 38% and 23% in the three and six month periods ended December 31, 2006, respectively, compared to the corresponding periods of the previous fiscal year, as a result of higher employee headcount, increased facilities costs, attendance at trade shows and corporate communications activities. General and administrative expenses increased by 8% and 20% in the three and six month periods ended December 31, 2006, respectively, compared to the corresponding periods of the previous fiscal year, due to higher costs in respect of stock options, higher legal expenses and business development costs and higher facilities and infrastructure costs.

In addition to the matters referred to above, comparisons of expenses for the three and six month periods ended December 31, 2006 and the corresponding periods of the previous fiscal year were also affected by the relative weakness of the U.S. dollar. In the six months ended December 31, 2006, approximately 71% of our total expenses were denominated in currencies other than the U.S. dollar (principally pounds sterling, Israeli shekels and the euro). We estimate that the weaker U.S. dollar has adversely impacted our total reported expenses in the six month period ended December 31, 2006 by approximately $10 million, or 4%, compared to the corresponding period of the previous fiscal year.

As a result of the factors outlined above, operating income was $37.4 million, or 22.7% of revenue, for the three month period ended December 31, 2006, compared to $34.3 million, or 22.5% of revenue, for the corresponding period of the previous fiscal year. For the six month period ended December 31, 2006, operating income was $82.0 million, or 24.9% of revenue, compared to $70.1 million, or 23.6% of revenue, for the corresponding period of the previous fiscal year.

Interest income earned on cash deposits was $6.5 million and $12.5 million in the three and six month periods ended December 31, 2006, respectively, compared to $3.5 million and $6.4 million, respectively, in the corresponding periods of the previous fiscal year. This was due to higher average cash balances and higher interest rates. Our effective tax rate was approximately 31% for all periods under review.

As a consequence of all these factors, net income for the three month period ended December 31, 2006 was $30.3 million, or $0.53 per share ($0.52 per share on a diluted basis), compared to $26.0 million, or $0.46 per share ($0.45 per share on a diluted basis), for the corresponding period of the previous fiscal year. Net income for the six month period ended December 31, 2006 was $65.4 million, or $1.15 per share ($1.13 per share on a diluted basis), compared to $53.1 million, or $0.95 per share ($0.92 per share on a diluted basis), for the corresponding period of the previous fiscal year.

[GRAPHIC OMITTED]                                                   Announcement
--------------------------------------------------------------------------------

As of December 31, 2006, we had cash, cash equivalents and short-term investments totalling $483.4 million. Our accumulated cash is being held with the intention of using it for the future development of the business and there are currently no plans to pay any dividends to shareholders. During the six month period ended December 31, 2006, we paid a net $82.5 million in respect of business acquisitions and invested a net of $19.0 million in bank deposits with an initial maturity of more than three months. As a result of this, we had a net outflow of cash and cash equivalents of $45.1 million, compared to a net cash inflow of $41.1 million in the corresponding period of the previous fiscal year.

[GRAPHIC OMITTED]                                                   Announcement
--------------------------------------------------------------------------------

About NDS
NDS Group plc (NASDAQ: NNDS), a majority owned subsidiary of News Corporation, supplies open end-to-end digital technology and services to digital pay-television operators and content providers. See www.nds.com for more information about NDS.


Cautionary Statement Concerning Forward-looking Statements

This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The "forward-looking statements" included in this document are made only as of the date of this document and we do not undertake any obligation to update any "forward-looking statements" to reflect subsequent events or circumstances.


Contact
NDS Group plc             Shared Value               Breakaway Communications US
Yael Fainaro (IR)         Noah Schwartz              Kelly Fitzgerald
Tel: +44 208 476 8287     Tel: +44 207 321 5032      Tel: +1-212-616-6006


CONFERENCE CALL
Dr. Abe Peled, Chairman and Chief Executive Officer, and Alex Gersh, Chief Financial Officer, will host a conference call to discuss this announcement and answer questions at 9:00 am New York time (2:00 pm UK time) on Tuesday, January 30, 2007.

Dial-in
US Dial-in:                1-866-832-0717
UK Dial-in:                0800 073 8967
International Dial-in:     +44 1452 562 716

Replay (available for 7 days)
US Toll Free Replay:       1-866-247-4222
UK Toll Free Replay:       0845 245 5205
International Replay:      +44 1452 550 000
Replay passcode:           6056657#

An audio replay will also be available on the NDS website www.nds.com from January 31, 2007.

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--------------------------------------------------------------------------------

                                 NDS Group plc
                Unaudited Consolidated Statements of Operations

                                                For the three months ended       For the six months ended
                                                       December 31,                   December 31,
                                               ----------------------------    ----------------------------
(in thousands, except per-share amounts)           2006            2005            2006            2005
                                               ------------    ------------    ------------    ------------
Revenue:
    Conditional access                         $     98,184    $     87,619    $    191,031    $    170,764
    Integration, development & support               12,683          11,860          31,095          25,694
    License fees & royalties                         23,450          26,941          47,800          51,507
    New technologies                                 28,922          23,047          56,421          43,906
    Other                                             1,823           2,736           2,877           4,827
                                               ------------    ------------    ------------    ------------
Total revenue                                       165,062         152,203         329,224         296,698
                                               ------------    ------------    ------------    ------------
Cost of goods and services sold
(exclusive of items shown separately below):
    Smart card costs                                (19,255)        (23,082)        (40,074)        (44,707)
    Operations & support                            (38,064)        (34,902)        (74,995)        (68,581)
    Royalties                                        (3,582)         (2,781)         (7,096)         (5,678)
    Other                                              (217)         (1,011)         (1,188)         (2,633)
                                               ------------    ------------    ------------    ------------
Total cost of goods and services sold               (61,118)        (61,776)       (123,353)       (121,599)
                                               ------------    ------------    ------------    ------------
Gross margin                                        103,944          90,427         205,871         175,099
                                               ------------    ------------    ------------    ------------
Operating expenses:
    Research & development(43,309)                  (36,341)        (77,975)        (66,445)
    Sales & marketing                                (9,314)         (6,734)        (17,291)        (14,005)
    General & administration                        (11,411)        (10,574)        (23,688)        (19,798)
    Amortization of other intangibles                (2,510)         (2,458)         (4,927)         (4,796)
                                               ------------    ------------    ------------    ------------
Total operating expenses                            (66,544)        (56,107)       (123,881)       (105,044)
                                               ------------    ------------    ------------    ------------
Operating income                                     37,400          34,320          81,990          70,055

Other income:
    Interest, net                                     6,500           3,508          12,512           6,384
                                               ------------    ------------    ------------    ------------
Income before income tax expense                     43,900          37,828          94,502          76,439

Income tax expense                                  (13,609)        (11,868)        (29,123)        (23,374)
                                               ------------    ------------    ------------    ------------
Net income                                     $     30,291    $     25,960    $     65,379    $     53,065
                                               ------------    ------------    ------------    ------------
Net income per share:
Basic net income per share                     $       0.53    $       0.46    $       1.15    $       0.95
Diluted net income per share                   $       0.52    $       0.45    $       1.13    $       0.92
                                               ------------    ------------    ------------    ------------

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                                 NDS Group plc
                          Consolidated Balance Sheets

                                                                           As of          As of
                                                                       December 31,     June 30,
(in thousands, except share amounts)                                       2006           2006
                                                                       (Unaudited)      (Audited)
                                                                       ------------    ------------
ASSETS
Current assets:
    Cash and cash equivalents                                          $    280,058    $    320,636
    Short-term investments                                                  203,387         184,401
    Accounts receivable, net                                                123,855          97,716
    Accrued income                                                           43,931          37,050
    Income tax receivable                                                       192           1,411
    Inventories, net                                                         50,719          39,340
    Prepaid expenses                                                         16,920          17,031
    Other current assets                                                      2,565           3,650
                                                                       ------------    ------------
Total current assets                                                        721,627         701,235
Property, plant & equipment, net                                             49,081          46,239
Goodwill                                                                    122,398          66,917
Other intangibles, net                                                       70,662          43,299
Deferred tax assets                                                           9,720           7,506
Other receivables                                                            14,098           6,681
Other non-current assets                                                     29,788          25,244
                                                                       ------------    ------------
Total assets                                                           $  1,017,374    $    897,121
                                                                       ------------    ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                   $     17,013    $     26,966
    Deferred income                                                          79,119          45,492
    Accrued payroll costs                                                    21,633          26,647
    Accrued expenses                                                         31,450          26,245
    Income tax liabilities                                                   24,375          19,039
    Other current liabilities                                                15,786
                                                                                             16,762
                                                                       ------------    ------------
Total current liabilities                                                   189,376         161,151
Accrued expenses                                                             39,034          33,747
Deferred income                                                             134,206         134,529
Deferred tax liabilities                                                      4,546              --
                                                                       ------------    ------------
Total liabilities                                                           367,162         329,427
                                                                       ------------    ------------
Shareholders' equity:
    Series A ordinary shares, par value $0.01 per share:
      15,199,340 and 14,873,262 shares outstanding as of
      December 31 and June 30, 2006, respectively                               152             148
    Series B ordinary shares, par value $0.01 per share:
      42,001,000 shares
      outstanding as of December 31 and June 30, 2006, respectively             420             420
    Deferred shares, par value (pound)1 per share: 42,000,002 shares
      outstanding as of December 31 and June 30, 2006, respectively          64,103          64,103
    Additional paid-in capital                                              546,005         534,668
    Accumulated deficit                                                     (14,242)        (79,621)
    Other comprehensive income                                               53,774          47,976
                                                                       ------------    ------------
Total shareholders' equity                                                  650,212         567,694
                                                                       ------------    ------------
Total liabilities and shareholders' equity                             $  1,017,374    $    897,121
                                                                       ------------    ------------

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                                 NDS Group plc
                Unaudited Consolidated Statements of Cash Flows

                                                                        For the six months ended
                                                                              December 31,
                                                                        ------------------------
    (in thousands)                                                         2006         2005
                                                                        ----------    ----------
Operating activities:
Net income                                                              $   65,379    $   53,065

Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                             9,120         7,838
    Amortization of other intangibles                                        4,927         4,796
    Stock option-based compensation                                          4,378         1,712
    Other compensation cost                                                    399            --
    Change in operating assets and liabilities, net of acquisitions:
       Inventories                                                         (11,371)        8,545
       Receivables and other assets                                        (38,168)      (53,223)
       Deferred income                                                      31,465        22,282
       Accounts payable and other liabilities                               (6,730)         (568)
                                                                        ----------    ----------
Net cash provided by operating activities                                   59,399        44,447
                                                                        ----------    ----------
Investing activities:
Capital expenditure                                                        (10,361)      (15,014)
Proceeds from sale of property, plant and equipment                            241           382
Business acquisitions, net of cash acquired                                (82,456)       (3,121)
Short-term investments, net                                                (18,986)           --
                                                                        ----------    ----------
Net cash used in investing activities                                     (111,562)      (17,753)
                                                                        ----------    ----------
Financing activities:
Issuance of shares (inclusive of realized excess tax benefits of
  $1,790 and $4,578)                                                         7,035        14,365
                                                                        ----------    ----------

Net (decrease) increase in cash and cash equivalents                       (45,128)       41,059

Cash and cash equivalents, beginning of period                             320,636       339,791
Exchange movements                                                           4,550        (1,216)
                                                                        ----------    ----------
Cash and cash equivalents, end of period                                $  280,058    $  379,634
                                                                        ----------    ----------